EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES REPORTS FOURTH QUARTER
NET INCOME OF $24.9 MILLION, AN INCREASE OF 30%;
COMPANY REPORTS RECORD FISCAL YEAR 2007 NET INCOME;
COMPANY PROVIDES EARNINGS OUTLOOK FOR FISCAL YEAR 2008

Bensalem, PA, March 21, 2007 - Charming Shoppes, Inc. (NASDAQ:CHRS) a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, today reported sales and earnings for the fourth  quarter and twelve months ended February 3, 2007. The Company has also provided an earnings outlook for the fiscal year ending February 2, 2008.

The Company’s fourth quarter and fiscal year ended February 3, 2007 include fourteen weeks and fifty-three weeks, respectively. The Company’s fourth quarter and fiscal year ended January 28, 2006 include thirteen weeks and fifty-two weeks, respectively. Net sales and net income for the fourth quarter and fiscal year ended February 3, 2007 are provided on a fourteen week and fifty-three week basis, while comparable store sales percentages for the same fiscal periods are provided on a thirteen week and fifty-two week basis.

In a separate news release, the Company also announced today the appointment of Lori Twomey as the President of Crosstown Traders, the Company’s direct-to-consumer business.

Three Months Ended February 3, 2007
For the three months ended February 3, 2007, net income was $24.9 million, or $0.19 per diluted share, a 30% increase compared to net income of $19.2 million or $0.15 per diluted share for the three months ended January 28, 2006. The increase in net income was primarily attributable to the Company’s Retail Stores segment, which performed with improved gross and operating margins, despite slightly lower comparable store sales for the three-month period. The quarter also benefited from the addition of the Company’s outlet store operations, contribution from credit operations, and well-controlled expenses at the Company’s Retail Stores segment. The Company’s Direct-to-Consumer segment performed below plan at its apparel-related catalogs.

Net sales for the three months ended February 3, 2007 increased 9% to $874.0 million, compared to net sales of $799.6 million for the three months ended January 28, 2006. Net sales for the Company’s Retail Stores segment were $725.8 million during the three months ended February 3, 2007, compared to $643.8 million during the three months ended January 28, 2006. This increase of 13% was driven by net sales increases at each of our retail brands and related e-commerce businesses, the addition of the outlet business, and the addition of the 14th week. Consolidated comparable store sales for the Company’s retail store brands decreased 1% during the thirteen weeks ended January 27, 2007, compared to a 7% increase during the thirteen weeks ended January 28, 2006.

Net sales for the Company’s Direct-to-Consumer segment were $148.2 million during the three months ended February 3, 2007, compared to $155.8 million during the three months ended January 28, 2006, a decrease of 5%. The decline in sales is primarily attributable to below-plan performance in the apparel-related catalogs, as a result of a decline in response rates from our core customer mailing list, as well as decreased circulation for prospecting. During the year, Crosstown Traders consolidated its Connecticut and California apparel catalog offices into its Tucson home office. This consolidation has had a greater than anticipated negative impact on apparel catalog sales. Sales at the Company’s Figi’s food and gift catalog performed on plan, and comprise the majority of fourth quarter sales and profits for the Company’s direct-to-consumer business.

Twelve months Ended February 3, 2007
For the twelve months ended February 3, 2007, net income was $108.9 million, or $0.81 per diluted share, a 10% increase compared to net income of $99.4 million or $0.76 per diluted share for the corresponding period ended January 28, 2006. The current year’s twelve-month period includes pre-opening operating expenses of approximately $7.8 million pre tax, ($5.1 million after tax or $0.04 per diluted share) related to the Company’s opening of 76 Lane Bryant Outlet stores late in the second quarter.

Net sales for the twelve months ended February 3, 2007 increased 11% to $3,067.5 million, compared to net sales of $2,755.7 million for the twelve months ended January 28, 2006. Net sales for the Company’s Retail Stores segment were $2,639.7 million during the twelve months ended February 3, 2007, compared to $2,456.8 million during the twelve months ended January 28, 2006. This increase of 7% was driven by net sales increases at each of our retail brands and related e-commerce businesses, the addition of the outlet business, and the addition of the 53rd week. Consolidated comparable store sales for the Company’s retail store brands increased 1% during the fifty-two weeks ended January 27, 2007. Net sales for the Company’s Direct-to-Consumer segment were $427.8 million during the twelve months ended February 3, 2007.

Comparable store sales by retail store brand for the thirteen and fifty-two weeks ended January 27, 2007, were:

	Thirteen Weeks	Fifty-two Weeks
	Ended January 27, 2007	Ended January 27, 2007
Lane Bryant Stores	(3%)	1%
Fashion Bug Stores	(1%)	(1%)
Catherines Stores	2%	4%
Consolidated Retail Store Brands	(1%)	1%

Outlook for Fiscal Year 2008
During the fiscal year ending February 2, 2008 (“Fiscal Year 2008”), the Company plans to execute on several strategic initiatives to drive sustained growth in revenues and profits and to increase shareholder value. These initiatives include the Company’s new store opening plan, an essential component of which is the expansion of our side-by-side Lane Bryant intimate apparel stores. The majority of full-line store openings for Lane Bryant are expected to be in this larger, more productive store format. The Company is also projecting double-digit percentage growth in e-commerce sales. Additional resources have been added to our e-commerce infrastructure and organization, in order to enhance sales growth and support the Company’s multi-channel strategy. Finally, the Company is focused on the launch of the Lane Bryant catalog in November 2007, as well as improving the performance of the core apparel group catalogs, under the leadership of Lori Twomey, who has been appointed as the President of Crosstown Traders. Concurrent with the launch of the Lane Bryant catalog in November, the Company plans to purchase the Lane Bryant proprietary credit file, which is currently being serviced by a third party.

Dorrit J. Bern, Chairman, Chief Executive Officer and President of Charming Shoppes, Inc., said, “We are pleased to have reported another year of record earnings. We executed on several initiatives which drove our performance during the year, and which have prepared us well for our continued growth plans. Our customer has strongly embraced our Lane Bryant Outlet and Lane Bryant intimate apparel side-by-side store concepts, and the further expansion of these concepts is underway. We have been planning our Lane Bryant catalog launch for more than a year, and our Lane Bryant catalog team, located in Tucson, is currently preparing for the launch of the catalog in November 2007.”

For Fiscal Year 2008, the Company has projected diluted earnings per share in the range of $0.85 - $0.89, compared to diluted earnings per share of $0.81 for the corresponding period ended February 3, 2007. This assumes total sales in a range of $3.25 to $3.30 billion and low single-digit percentage increases in consolidated comparable store sales for the Company’s retail stores, compared to a 1% comparable store sales increase in the prior year. Comparable store sales percentage increases of low single digits are planned for the Lane Bryant and Catherines brands, and flat comparable store sales for the Fashion Bug brand.

The Company’s Fiscal Year 2008 projection includes an initial investment of approximately $10 million pretax ($6.4 million after tax, or $0.05 per diluted share) related to the launch of the Lane Bryant catalog during the fourth quarter of Fiscal Year 2008.

The Company is basing its sales and earnings guidance for Fiscal Year 2008 on the following assumptions:

-
New Store Opening Plan: The Company’s real estate strategy will continue to be focused on supporting growth in the plus-size businesses, primarily through the growth of the Lane Bryant brand. The Company plans on opening approximately 90 - 100 new stores, relocating approximately 75 - 90 stores, and closing approximately 40 - 50 stores in fiscal year 2008. At the end of Fiscal Year 2007, the Company operated 44 Lane Bryant Intimate Apparel side-by-side stores, which pairs Lane Bryant’s casual and wear-to-work sportswear assortments with an expanded line of Cacique® intimates, as well as additional national brands. The majority of Lane Bryant retail store openings and relocations will be in this side-by-side format, which are planned to produce annual store revenues of $1.6 million to $1.8 million. This larger side-by-side footprint of approximately 7,000 square feet per store compares with the single-front strip and lifestyle center store footprint of approximately 5,500 square feet.

-
Gross Margin: The Company projects modest expansion in the gross margin as a percent of sales for Fiscal Year 2008. The Company’s Retail Stores segment is expected to drive improvements in gross margin through increases in merchandise margins, primarily related to improved seasonal mix and control of inventories.

-	Expenses: The Company estimates modest leverage in Selling, General and Administrative expenses, as a percent of sales for Fiscal Year 2008.

-
Interest Expense is projected at approximately $12 million for the year. This represents a decrease from Fiscal Year 2007, primarily as a result of the repayment of the Company’s revolving debt during Fiscal Year 2007.

-
Depreciation and Amortization (D&A) is projected in a range of $100 - $110 million for Fiscal Year 2008. Gross Capital Expenditures, before construction allowances, are projected at $160 - $165 million. Approximately three-quarters of the Company’s capital expenditure plan supports store development, including openings, relocations, and store improvements. The remainder is primarily planned for improvements in the Company’s information technology and supply chain infrastructure.

-	Weighted average diluted shares are estimated at 142.8 million, and the tax rate is projected in a range of 36.0% to 36.5% for the fiscal year ending February 2, 2008.

Outlook for the First Quarter ending May 5, 2007
For the first quarter ending May 5, 2007, the Company has projected diluted earnings per share in the range of $0.19 - $0.21. This projection assumes total sales in a range of $780 to $790 million, flat consolidated comparable store sales for the Company’s retail stores, compared to a 1% comparable store sales increase in the corresponding period of the prior year, and continued weakness in the performance of our apparel catalogs in the first quarter. The combination of lower catalog sales and a flat comparable store sales outlook for the Company’s retail stores are expected to result in the deleveraging of expenses during the quarter. For the corresponding period ended April 29, 2006, diluted earnings per share were $0.24.

Charming Shoppes, Inc. will host its fourth quarter earnings conference call today at 9:15 am Eastern time. To listen to the conference call, please dial 877-407-8293 approximately 10 minutes prior to the scheduled event. The conference call will also be simulcast at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives. The general public is invited to listen to the conference call via the webcast or the dial-in telephone number.

This press release, a transcript of prepared conference call remarks, and certain other financial and statistical information will be available, prior to today’s conference call, on the Company’s corporate website, at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives. An audio rebroadcast of the conference call will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives, following the live conference.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material. It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission. Accessing this call or the rebroadcast represents consent to these terms and conditions. Participation in this call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

At February 3, 2007, Charming Shoppes, Inc. operated 2,378 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLET™, and PETITE SOPHISTICATE OUTLET™. During the fifty-three weeks ended February 3, 2007 the Company opened 198 (including 127 Lane Bryant and Petite Sophisticate Outlet stores), relocated 62, and closed 56 retail stores.  The Company ended the period with 1,009 Fashion Bug and Fashion Bug Plus stores, 859 Lane Bryant and Lane Bryant Outlet stores, 465 Catherines Plus Sizes stores, and 45 Petite Sophisticate Outlet stores, comprising approximately 15,948,000 square feet of leased space. Apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders: Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's. Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

This press release contains and the Company’s conference call will contain certain forward-looking statements concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to implement the Company’s business plan for increased profitability and growth in the Company’s retail stores and direct-to-consumer segments, the failure to successfully implement the Company’s expansion of Cacique through new store formats, the failure to successfully implement the Company’s integration of operations of, and the business plan for, Crosstown Traders, Inc., adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company’s centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2006 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
CONTACT:	Gayle M. Coolick
Director of Investor Relations
215-638-6955

CHARMING SHOPPES, INC.
(Unaudited)

		4th Quarter		4th Quarter
		Ended		Ended
	Percent	Feb 03,	Percent	Jan 28,	Percent
(in thousands, except per share amounts)	Change	2007 (c)	of Sales (a)	2006 (b)	of Sales (a)

Net sales	9.3	$873,964	100.0	$799,620	100.0

Cost of goods sold, buying, catalog and occupancy	7.8	625,394	71.6	579,988	72.5
Selling, general, and administrative	10.1	211,641	24.2	192,309	24.1
Total operating expenses	8.4	837,035	95.8	772,297	96.6

Income from operations	35.2	36,929	4.2	27,323	3.4

Other income, principally interest	(21.0)	1,857	0.2	2,352	0.3
Interest expense	(26.9)	(3,271)	(0.4)	(4,477)	(0.6)

Income before income taxes	40.9	35,515	4.1	25,198	3.2
Income tax provision	75.9	10,573	1.2	6,010	0.8

Net income	30.0	$24,942	2.9	$19,188	2.4

Basic net income per share		$0.20		$0.16
Weighted average shares outstanding		123,027		120,785

Net income per share, assuming dilution		$0.19		$0.15
Weighted average shares and equivalents outstanding		140,336		138,351

(a) Results do not add due to rounding.
(b) Certain prior year amounts have been reclassified to conform with current-year presentation.
(c) The quarter ended February 3, 2007 consists of 14 weeks.

		Twelve Months		Twelve Months
		Ended		Ended
	Percent	Feb 03,	Percent	Jan 28,	Percent
(in thousands, except per share amounts)	Change	2007 (d)	of Sales (a)	2006 (b) (c)	of Sales (a)

Net sales	11.3	$3,067,517	100.0	$2,755,725	100.0

Cost of goods sold, buying, catalog and occupancy	11.9	2,141,884	69.8	1,914,347	69.5
Selling, general, and administrative	11.0	753,109	24.6	678,753	24.6
Total operating expenses	11.6	2,894,993	94.4	2,593,100	94.1

Income from operations	6.1	172,524	5.6	162,625	5.9

Other income, principally interest	8.6	8,345	0.3	7,687	0.3
Interest expense	(17.7)	(14,746)	(0.5)	(17,911)	(0.6)

Income before income taxes	9.0	166,123	5.4	152,401	5.5
Income tax provision	7.9	57,200	1.9	53,010	1.9

Net income	9.6	$108,923	3.6	$99,391	3.6

Basic net income per share		$0.89		$0.83
Weighted average shares outstanding		122,388		119,831

Net income per share, assuming dilution		$0.81		$0.76
Weighted average shares and equivalents outstanding		139,763		137,064

(a) Results do not add due to rounding.
(b) Includes results from operations for Crosstown Traders from the acquisition date (June 2, 2005).
(c) Certain prior year amounts have been reclassified to conform with current-year presentation.
(d) The year ended February 3, 2007 consists of 53 weeks.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	February 3,	January 28,
(In thousands, except share amounts)	2007	2006
	Unaudited
ASSETS
Current assets
Cash and cash equivalents	$143,838	$130,132
Available-for-sale securities	1,997	20,150
Accounts receivable, net of allowances of $5,083 and $6,588	33,366	38,603
Investment in asset-backed securities	60,643	66,828
Merchandise inventories	429,433	376,409
Deferred advertising	21,587	20,591
Deferred taxes	18,542	13,848
Prepayments and other	124,164	89,245
Total current assets	833,570	755,806

Property, equipment, and leasehold improvements - at cost	996,430	888,481
Less accumulated depreciation and amortization	573,984	525,882
Net property, equipment, and leasehold improvements	422,446	362,599

Trademarks and other intangible assets	249,490	250,074
Goodwill	152,429	154,553
Other assets	44,798	43,963
Total assets	$1,702,733	$1,566,995

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$0	$50,000
Accounts payable	178,629	133,236
Accrued expenses	208,221	217,421
Income taxes payable	0	1,743
Current portion - long-term debt	10,887	14,765
Total current liabilities	397,737	417,165

Deferred taxes	49,131	45,046
Other non-current liabilities	127,203	98,457
Long-term debt	181,124	191,979

Stockholders’ equity
Common stock $.10 par value
Authorized - 300,000,000 shares
Issued - 135,762,531 shares and 133,954,852 shares	13,576	13,395
Additional paid-in capital	285,159	261,077
Treasury stock at cost - 12,265,993 shares	(84,136)	(84,136)
Accumulated other comprehensive income (loss)	1	(3)
Retained earnings	732,938	624,015
Total stockholders’ equity	947,538	814,348
Total liabilities and stockholders’ equity	$1,702,733	$1,566,995

Certain prior-year amounts have been reclassified to conform to the current-year presentation.

Amounts are preliminary and subject to reclassifications and adjustments.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	February 3,	January 28,	January 29,
(In thousands)	2007	2006	2005
	Unaudited
Operating activities
Net income	$108,923	$99,391	$64,526
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	91,244	84,297	77,069
Deferred income taxes	(622)	(10,139)	11,521
Stock-based compensation	10,386	6,814	2,537
Excess tax benefits related to stock-based compensation	(5,119)	3,617	6,469
Net (gain)/loss from disposition of capital assets	1,618	(725)	736
Net gain from securitization activities	(818)	(3,105)	(1,182)
Other, net	0	0	185
Changes in operating assets and liabilities:
Accounts receivable	5,237	(31,315)	0
Merchandise inventories	(53,024)	(20,051)	24,875
Accounts payable	45,393	(6,952)	(7,958)
Deferred advertising	(996)	(7,797)	0
Prepayments and other	(33,169)	5,636	(28,888)
Income taxes payable	3,376	1,743	(1,128)
Accrued expenses and other	14,525	43,398	17,178
Net cash provided by operating activities	186,954	164,812	165,940

Investing activities
Investment in capital assets	(133,156)	(103,835)	(60,565)
Proceeds from sales of capital assets	0	3,432	0
Gross purchases of securities	(37,022)	(50,630)	(29,705)
Proceeds from sales of securities	62,185	18,849	48,206
Acquisition of Crosstown Traders, Inc., net of cash acquired	0	(256,717)	0
Purchase of Catherines receivables portfolio	0	(56,582)	0
Securitization of Catherines receivables portfolio	0	56,582	0
Securitization of Crosstown Traders, Inc. apparel-related receivables	0	50,000	0
Increase in other assets	(14,399)	(5,264)	(6,984)
Net cash used by investing activities	(122,392)	(344,165)	(49,048)

Financing activities
Proceeds from short-term borrowings	149,377	382,573	186,173
Repayments of short-term borrowings	(199,377)	(332,573)	(186,173)
Proceeds from long-term borrowings	0	0	18,098
Repayments of long-term borrowings	(14,733)	(22,212)	(18,530)
Payments of deferred financing costs	0	(1,417)	(350)
Excess tax benefits related to stock-based compensation	5,119	0	0
Proceeds from issuance of common stock	8,758	10,065	33,158
Net cash provided/(used) by financing activities	(50,856)	36,436	32,376

Increase/(decrease) in cash and cash equivalents	13,706	(142,917)	149,268
Cash and cash equivalents, beginning of year	130,132	273,049	123,781
Cash and cash equivalents, end of year	$143,838	$130,132	$273,049

Non-cash financing and investing activities
Equipment acquired through capital leases	$0	$3,892	$5,399

Certain prior-year amounts have been reclassified to conform to the current-year presentation.

Amounts are preliminary and subject to reclassifications and adjustments.